Exhibit 12.1

                      Boston Edison Company
        Computation of Ratio of Earnings to Fixed Charges
               Twelve Months Ended March 31, 2003
                         (in thousands)



Net income from continuing operations                    $  136,257
Income taxes                                                 93,291
Fixed charges (including securitization certificates)       117,897
   Total                                                 $  347,445
                                                          =========
Interest expense                                         $   98,519
Interest component of rentals                                19,378
   Total                                                 $  117,897
                                                          =========
Ratio of earnings to fixed charges                             2.95
                                                               ====



                                                     Exhibit 12.2


                      Boston Edison Company
        Computation of Ratio of Earnings to Fixed Charges
            and Preferred Stock Dividend Requirements
               Twelve Months Ended March 31, 2003
                         (in thousands)




Net income from continuing operations                   $ 136,257
Income taxes                                               93,291
Fixed charges (including securitization certificates)     117,897
   Total                                                $ 347,445
                                                         ========
Interest expense                                        $  98,519
Interest component of rentals                              19,378
   Subtotal                                               117,897
Preferred stock dividend requirements                       3,302
   Total                                                $ 121,199
                                                         ========
Ratio of earnings to fixed charges                           2.87
                                                             ====